                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS
                               ------------------

We have issued our reports dated January 21, 2000 and March 20, 2000, accompanying the consolidated financial statements of Berkshire Bancorp Inc. and subsidiaries appearing in the 1999 Annual Report of Berkshire Bancorp Inc. to its shareholders included in the Annual Report on Form 10-K for the year ended October 31, 1999 and the Transition Report on Form 10-K of Berkshire Bancorp Inc. for the transition period from November 1, 1999 to December 31, 1999, respectively, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Philadelphia, Pennsylvania
July 14, 2000

                                      II-9